UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Lyft, Inc.
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On April 24, 2025, Lyft, Inc. (the “Company”) posted to its blog (lyft.com/blog) and shared with subscribers of various Company newsletters a letter to shareholders from the Company’s Chief Executive Officer (“CEO”) in connection with the Company’s 2025 annual meeting of the shareholders. A copy of the shareholder letter can be found below.

Every year, I write a letter to our shareholders that highlights Lyft’s progress against our goals. The process of writing it also helps me reflect on the lessons I learn along the way.

This letter is an extended remix of the official letter filed with the SEC. I hope you enjoy reading it and that it helps you in your own journey. For the SEC version, click here.

Dear Shareholders,

This is my second letter to you. I see it as an opportunity to talk candidly about how the business is doing, what I’m focused on, and how we accomplish the most important part of our jobs — building value for you as a shareholder.

If you read last year’s letter, you know that I believe that customer obsession drives profitable growth. Our 2024 results proved that thesis.

We achieved best-ever results in 2024

Thanks to our laser-focus on our customers, Lyft ended the year with more riders and drivers than ever and delivered its best-ever financial results. We achieved record Gross Bookings, drove significant margin expansion, posted our first full year of GAAP profitability, and generated $766M in Free Cash Flow. When it comes to the multi-year targets we shared during our first Investor Day in June 2024, here’s how we did last year:

Target	Performance
Active Riders and frequency mid-single digit growth	✓ Exceeded (actuals of +10% in Q4 2024 and +8% in 2024, respectively)
Driver hours growth in line with business growth by 2027	✓ Exceeded (actuals +29% year-over-year)
10% marketplace efficiencies every year until 2027, on a per ride basis	✓ Exceeded (actuals of 17% year-over-year)
50bps of incremental opex leverage*, every year until 2027	✓ Exceeded (incremental leverage of ~110 bps)
Dilution of less than 5% by 2025, and less than 4% by 2027	✓ Exceeded (actual of 4.4% in 2024), and implemented a Net Share Settlement program to further reduce dilution

* Fixed costs within non-GAAP operating expenses include compensation and benefits, depreciation, facilities, and other fixed corporate costs. All else is considered variable.

These are enormous milestones and I’m incredibly proud of every team member that contributed to this progress. We are in the strongest position we have ever been in, creating a foundation we can stand on for years to come.

As a result of our operational and financial progress, we are better positioned than ever to deploy capital to accelerate our growth and enhance value for shareholders. We’re moving quickly and have already taken actions along these lines. First, in February 2025 we proved our confidence in the health of our business by announcing our inaugural share repurchase program of $500 million. Second, we announced this April that we have agreed to acquire FREENOW, a leading European multi-mobility app. Entering the European market is an important step that will fuel Lyft’s growth and nearly double our addressable market to support our multi-year targets, plus diversify our revenue streams. It’s a leap forward in our journey to build the best, most customer-obsessed mobility platform in the world.

This position allows us to aim for something much more transformational. With all that we’ve achieved, we’re still only scratching the surface of what’s possible. As much as rideshare has grown, it still only accounts for roughly 2% of 161B annual U.S. car rides. We believe that defining and owning an entirely new standard of service will help us capture even more of the enormous opportunity in front of us. Today, that comes through most clearly when you look at how much we’ve improved basic service levels, like pricing, ETAs, and so on.

And that’s just the beginning. I’ve been inspired by restaurateur Will Guidara’s Unreasonable Hospitality, and his notion that “how we serve is as valuable as what we serve.” That’s the ideal we aspire to every day. Service is a core part of our purpose: “To serve and connect.” It’s what makes people feel valued. That, in turn, creates business value.

We said we were going to do something, and then we did it. As for how we did it? It again comes back to service.

Defying gravity

First, we had to come to terms with an unattractive truth: Looked at as a whole, the rideshare experience had become worse than it was a decade ago. You’ve all had moments when prices jumped unpredictably, pickup times didn’t feel reliable, and drivers seemed frustrated. Put simply, what used to feel magical had too frequently felt just “good enough”... at best.

Cory Doctorow coined a colorful term for this trend: enshittification. It describes the ongoing degradation of a once-great product or experience, often in the blind pursuit of profit. Have you noticed that every website seems overrun with tacky ads? That you’re getting less time to speak with your doctor? That your favorite pair of pants doesn’t last as long as it used to? We all have.

This phenomenon is insidious, with multiple causes. For one thing, additive bias is real: As human beings, we have a tendency to solve problems or try to attract new customers by adding things rather than taking them away. That’s why businesses are constantly releasing products or features of dubious value — look at the countless “enhancements” that AI has brought to the market. Add to that a quarterly earnings drumbeat that focuses attention on the short term, and the temptation to focus more on your competitor than your customer. Together, all of these factors produce a gravitational pull in the wrong direction.

But here’s the good news: like Elphaba, we have the power to defy gravity — if we start with service.

Falcon mode

So, how exactly do you provide exceptional service? Consider the falcon.

Falcons are extraordinary animals. They’re agile, fast, and adaptable– traits that can power 20,000-mile migration journeys. Their broad wings and exceptional navigational skills make them perfectly suited to traveling at high altitude.

But they can't stay up there the whole time. They'll starve. So they've evolved keen eyesight that allows them to scan details up to 2 miles below them. Once they see something that might power the next leg of their journey, they'll dive down to capture it, then zoom back up to ensure they stay on track.

There’s no better model to exemplify both the strategic importance of maintaining a broad perspective and the criticality of diving deep. My own successes in fighting the gravitational pull of enshittification have come when I’ve deployed Falcon Mode.

Here’s what it looks like in practice for me. Much of the time, I need to operate at high altitude — setting our corporate strategy, looking around corners, trying to predict the future. But from those heights, I also keep my eyes open for opportunities to add value by swooping down into the details.

For example, every six weeks or so, I open my Lyft Driver app and hit the road. It’s the best way to understand the experience of drivers, to pick up on frustrations we can improve upon, and to talk to riders. I love every minute of it.

One Friday morning last March, I picked up Anne, a woman in Sausalito who regularly uses Lyft to commute to her job in San Francisco. She told me that because of surge pricing (what we call Prime Time, or PT), she has to wake up early to check prices and decide whether she should head into the office. If the cost is $20, she’s fine going in. If it’s $40, she’ll work from home. But if it’s around $30, she has a tough decision to make. On this day, the ride was closer to $30, but she was celebrating a coworker’s birthday and really wanted to come in. She’d even bought donuts!

Now, we’ve known for years that PT is deeply unpopular with riders. Economists love it, because it neatly balances supply and demand by raising prices when demand is high, which incentivizes more drivers to get online. That’s why it has survived so long: it looks great from within the four walls of the office, where such decisions are made. But in the real world it sucks, adding stress and uncertainty to riders’ lives.

That trip with Anne changed everything for me. It crystalized in my mind what I’d suspected for a while — it was time to break the PT habit.

Our team focused on two things as a result:

1.Foundationally, we focused on increasing the overall health of our marketplace by growing driver supply. Healthier supply reduces the need for PT, so we had to think about what makes drivers excited to get on the road. Drivers wanted more transparency into how we were calculating their earnings, so in February of 2024 we introduced the industry-leading Earnings Commitment — ensuring that drivers always receive 70% of rider payments each week, after external fees.

We doubled down in October 2024 with new features that ensure drivers get the most out of their time, like 5-minute delay pay, out-of-your-way pay, and more transparent pay. And then we dove deeper still, supporting drivers not just with fair earnings, but with services that support their greater goals. We partnered with Merit America to provide drivers with job training — including online courses, career coaching, and job placement support — to help them pursue their dreams, on and off the platform. By the end of 2024, we could see that these were the right investments when drivers chose us at record rates. In Q4 2024, we had the highest number of driver hours of any quarter in Lyft history.

2.We accelerated work on a new feature: Price Lock. Price Lock lets riders like Anne take control of their commute by locking in a price for the rides they take most frequently. It’s been a massive success, with millions of rides and counting. The number of active passes has increased every month since November 2024, and 70% of Price Lock riders renew each month. It’s been such a hit that in February of this year, we extended the hours to accommodate late-night commutes and other rides.

That’s Falcon Mode at work — helping us make meaningful improvements to how we care for customers, and therefore, our business.

Falcon Mode also unlocks insights that can apply across similar situations. I just told you that riders hate PT. Well, they also hate long ETAs and driver cancellations. Because we were meeting industry benchmarks and successfully converting intents into rides, this wasn’t an obvious problem. But when we spoke to riders, we found they weren’t as impressed. In fact, they were downright annoyed. So we asked, “Can’t we do better than this?”

We tried to address this problem by managing rider expectations, which only goes so far. Thanks to our previous experience, we knew that the best solution may come from focusing on drivers. After all, they were the ones canceling the rides. By digging into the details, we learned that we weren’t setting them up for success. Drivers have to absorb and process a ton of data when deciding whether to accept a ride — how far away the pickup is, how long the ride itself is, how much they’ll get paid, and how that breaks down per minute and mile.

Driver acceptance screen evolution over time

4:30
Winters
Davis
Dixon
Napa
Fairfield
Rio Vista
Vallejo
Concord
Antioch
Walnut Creek
Mt Diablo
Berkeley
ncisco
$19.85 Lyft
★ 5.0
5 min · 0.2 mi
45 min · 32 mi
Drop-off in busy area
Accept

February 2023

9:41
Pacific Heights
Lower Pacific Heights
Japantown
Anza Vista
Western Addition
Painted Ladies
St. Mary's Medical Center
$20.85
$41.56/hr est. rate for this ride
6 min · 2.1 mi
Monroe & Broadway, Piedmont
23 min · 13 mi
Foothill & 23rd, Oakland
Drop-off in busy area
Alexandra
Verified 4.9
Comfort
Accept

February 2025

We realized that we weren’t sharing the right data to help drivers make the decisions that were best for their needs. In turn, this meant drivers would frequently accept a ride (often while giving another one) without understanding the specifics, read through the details when they had a moment, then cancel when they saw it wasn’t ideal. By being more thoughtful about what information we shared and when we shared it, and in particular by showing drivers how much they could expect to earn and where the drop-off was, we saw dramatic changes. This resulted in a marked uptick in ride acceptances — driving down cancellations and ETAs and increasing preference.

Thanks to all the efforts I’ve just laid out:

●We calculate that we saved riders over $400M in PT in 2024 versus what they would have paid if PT had remained at 2023 levels.
●Since we started focusing on the issue of driver cancels in Fall 2023, we’ve improved the driver cancellation rate every quarter. Ultimately, driver cancellation rates have dropped from 14.4% in Q2 2023 to 5.6% in Q4 2024.
●Our Q4 driver survey results showed that Lyft has a 16 percentage point advantage in preference vs. the other rideshare company. And more recently, that advantage has surged to 20 points.
●In Q4 2024, average ETAs dropped by about a minute compared to last year. Today, they are about 30 seconds faster on average than our bigger competitor.
It’s tempting to think you know your customers when you’re sitting at your desk. But it takes Falcon Mode to really know them. The data told us that riders were still taking rides with PT and with high driver cancellation rates. But when we trained our eyes on the problem and swooped down into the details, it became clear the data wasn’t giving us the full story. There’s a difference between a customer begrudgingly choosing you and a customer having such a great experience they tell their friends about it. That difference doesn't show up on a dashboard. So we got to work, reducing PT and cancellations, which increased ride intents over time even as it improved the conversion rate, which led to record-high rides and active riders. We turned vicious cycles into virtuous ones — and drove the strong financial performance you saw in 2024.

Knowing vs. knowing

Before I close, I want to address a tension created by Falcon Mode. To put it bluntly, your team won’t always want you to dive deep. And I can understand why. Once you go deep, it’s tempting to take over the problem yourself, which can be very demotivating to others.

To that, I say: Guilty. Over the years, I’ve made mistakes on both ends — avoiding the work of diving into a troubled area, swooping down on issues that don’t matter, the works. But I’ve never met a great leader who isn’t curious about the details. And if my team is reading this, please cut me some slack. I’m curious because I care.

The trick with Falcon Mode is to be judicious about when and how you go deep. I try to limit deep dives to areas where the impact could be large. I also try to focus on understanding the problem rather than jumping to a solution. And thanks to advice I’ve gotten, I explain the “why” behind what I’m doing — a desire to challenge my own assumptions, and those of my team.

When you get it right, Falcon Mode is contagious. When you show this kind of curiosity, your team will as well. They’ll start asking the same kind of questions — or better ones. Do we really know how our customers are feeling? Can we truly not develop a new way to solve this problem? Why not? And once they start swooping down into the details, they’ll find things you never would. Then, when you do end up diving deep, they’ll show up with data, ready to debate your hypotheses because they know the customer that much better than you do.

Here’s something we all know: in today’s world, content comes at us from everywhere, at all times. That can make us feel like we know everything. But we don’t. Expertise comes from understanding, and understanding comes from grappling with details.

As you take data in from your colleagues, from dashboards, from TikTok or X, use that flow of information not to provide low-altitude answers, but to prompt high-altitude questions. Ask yourself what you need to understand better. Then you can swoop down, dig deeper, and return to altitude full of true insight.

If you’re reading this letter, I bet you’re in Falcon Mode yourself. You might have questions about Lyft or you may be collecting your own insights about our business. What’s most important out of everything I’ve shared is that we are taking the right steps to provide exceptional service to our customers and enhance value for our shareholders.

On behalf of the entire team at Lyft, thank you for your investment and support. I hope this report helps you know Lyft better and understand how we make decisions. So my final ask is this: if you think you know us but it’s been a while since you’ve taken a ride, take a Lyft again. I bet you’ll like what you find.
Chief Executive Officer

Forward-Looking Statements and Non-GAAP Financial Information

Certain statements contained in this announcement are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), including statements about Lyft's expectations, strategy, priorities, plans or intentions. Such statements, which are not of historical fact, involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Lyft’s filings with the Securities and Exchange Commission. Lyft does not undertake an obligation to update its forward-looking statements to reflect future events, except as required by applicable law. This letter contains non-GAAP financial measures, including free cash flow. A reconciliation of these measures to the most directly comparable GAAP measures is included in the proxy statement filed with the Securities and Exchange Commission on the date hereof.

On April 24, 2025, the Company’s CEO posted to his LinkedIn account (linkedin.com/in/jdavidrisher) a post regarding his letter to shareholders in connection with the Company’s 2025 annual meeting of the shareholders. A copy of the LinkedIn post and the transcript of the video accompanying the LinkedIn post can be found below.

LinkedIn Post

Most shareholder letters are pretty dull. Sure hope this one isn't! Here's what I wrote about:

- Enshittification: Why it’s taking over the internet — and how we’re fighting back;
- How we cut driver cancellations by 61%, and what that means for riders and drivers;
- Lyft’s first-ever profitable, free cash flow positive year — what it took to get here, and where we’re headed next.

Hope you enjoy... and maybe even learn something you can use.

https://lnkd.in/efpcSFyD

LinkedIn Video Transcript

Hey everyone, it's David.

Just uploaded our shareholder letter and I'm really proud of the results. Thanks to a huge amount of work from a lot of team members and the over million people who drive on the platform, we pick riders up faster than ever, we've delivered our best service levels than ever, and as a result, we had our first profitable year and generated over $700 million of cash.

So, just amazing results.

The letter is written for investors, but I hope anyone interested in business gives it a read.

Why?

Because you're going to learn about enshittification.

So what is that?

It's how services start pretty good, sometimes amazing, but they get worse and worse and worse over time.

It's an almost gravitational pull. I'm sure you've experienced it yourself.

And if you read the letter, you'll understand both why it happens and how we're fighting super hard against it.

I call that Falcon Mode, by the way, that's the way we sort of fight against it.

It does involve getting in details, but I hope you understand after you read the letter why we do that.

So, give it a read. And if you're a team member, I hope it reminds you of all the incredibly hard work you did. Also makes you super proud of everything we accomplished and maybe gives you a little insight into why I'm getting so deep in the details sometimes.

Thanks a lot.

We'll see you next time.

On April 24, 2025, the Company’s CEO posted to his X account (@davidrisher) a post regarding his letter to shareholders in connection with the Company’s 2025 annual meeting of the shareholders. A copy of the X post can be found below.

Most shareholder letters are pretty dull. Sure hope this one isn't! Here's what I wrote about:

- Enshittification: Why it’s taking over the internet — and how we’re fighting back;
- How we cut driver cancellations by 61%, and what that means for riders and drivers;
- Lyft’s first-ever profitable, free cash flow positive year — what it took to get here, and where we’re headed next.

Hope you enjoy... and maybe even learn something you can use.

https://www.lyft.com/blog/posts/letter-to-shareholders